ACTEL CORPORATION
JOHN C. EAST TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made by and between Actel Corporation (the “Company”), and John C. East (“Executive”).

WHEREAS, Executive is employed by the Company as its Chief Executive Officer and President and is a member of the Board of Directors;

WHEREAS, Executive is resigning from his positions as Chief Executive Officer and President and as a member of the Board of Directors effective upon the start date of the Company’s successor Chief Executive Officer; and

WHEREAS, Executive has agreed to provide consulting services to the Company following his resignation and through August 2, 2011;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1. Termination of Employment. Executive hereby resigns his employment and membership on the Board of Directors (the “Board”) effective upon the start date of the Company’s successor Chief Executive Officer, which is expected to be in 2010 (the “Termination Date”). Except as required by COBRA and similar laws, Executive shall not be eligible to participate in the Company’s employee and fringe benefit plans once his employment terminates.

2. Employment Period. Executive agrees that, during the period commencing with the signing of this Agreement by the Parties and ending on the Termination Date (the “Employment Period”), he will continue to use his full business time and best efforts to fulfill his duties and responsibilities as Chief Executive Officer and President. Subject to the Company providing Executive with any severance benefits as required by this Agreement, nothing in this Agreement changes the “at will” nature of Executive’s employment with the Company prior to the end of the Employment Period. In the event that Executive’s employment terminates prior to the Termination Date due to (a) his death, (b) his Disability (as defined herein), (c) a termination without Cause by the Company, or (d) Executive’s voluntary termination for Good Reason (all as defined herein), then subject to Executive or his estate Executive or his estate, as applicable, signing a release of claims in favor of the Company in substantially the form attached hereto as Exhibit A (the “Release”) and such release becoming effective within thirty days of the Termination Date, Executive or his estate shall continue to receive payments, equity acceleration and the extension of the post-termination exercise period of any then outstanding options the same as if Executive had remained as a consultant through the end of the Consulting Period (as defined below). All compensation and vesting otherwise due in such thirty-day period shall instead become due and payable in arrears on the thirty-first day following the Termination Date.

For the purposes of this Agreement, “Cause” is defined as (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in personal enrichment of the Executive, (ii) Executive’s commission of a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed his duties, continued violations by the Executive of the Executive’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

For the purposes of this Agreement, “Disability” is defined as either of the following: (i) Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive has been determined to be totally disabled by the Social Security Administration.

For the purposes of this Agreement, “Good Reason” shall mean (i) without the Executive’s express written or e-mailed consent, a significant reduction in the Executive’s duties, authority or responsibilities, relative to the Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction; (ii)  a reduction by the Company in the base salary of the Executive as in effect immediately prior to such reduction (except pursuant to a reduction generally applicable to senior executives of the Company that does not exceed, individually or cumulatively, a 10% reduction from the initial base salary);; (iii) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Executive was entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced (other than a reduction generally applicable to senior executives of the Company); (iv) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive’s then present location, without the Executive’s express written or e-mailed consent; or (v) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 14 below; In addition, upon any such voluntary termination for Good Reason the Executive must provide notice to the Company of the existence of the one or more of the above conditions within 90 days of its initial existence and the Company must be provided at least 30 days to remedy the condition.

3. Consulting Duties. In the period commencing with the Termination Date and terminating on August 2, 2011 (the “Consulting Period”), Executive agrees to provide ongoing consulting advice, at mutually agreed upon and convenient times, as needed by the Company. Executive’s consulting duties shall include: (i) assisting the Company’s new Chief Executive Officer (ii) such other duties as are reasonably requested of Executive by the Company’s new Chief Executive Officer or the Company’s Board.

4. Compensation During the Employment Period. During the Employment Period, Executive shall continue to be compensated at his current base salary of $422,000 per year (the “Base Salary”). At the end of the Employment Period, all of Executive’s stock options with an exercise price in excess of $16 per share shall terminate and become without further force and effect (the “Cancelled Options”).

5. Compensation During the Consulting Period. All compensation below shall be conditioned upon the Executive signing the Release and such Release becoming effective within thirty days of the Termination Date. All compensation and vesting otherwise due in such thirty-day period shall instead become due and payable in arrears on the thirty-first day following the Termination Date.

(a) Cash Compensation. During the Consulting Period, Executive shall be paid a monthly consulting fee at the same monthly rate as his Base Salary. Moreover, if Executive does not otherwise receive a 2010 annual bonus, Executive shall be eligible to receive a 2010 annual bonus equal to the greater of (a) the annual bonus Executive would have received had Executive remained employed as Chief Executive Officer and President through the date upon which the 2010 annual bonus is paid, subject to attaining the performance milestones established by the Compensation Committee of the Board under the Company’s Key Employee Incentive Plan, or (b) 13.6% of his Base Salary. Executive shall be eligible to receive, at the end of the Consulting Period, a pro-rated annual bonus for 2011 equal to 58 % of his 2010 annual bonus payout; e.g., if Executive’s 2010 annual bonus payout is $100,000, Executive’s 2011 annual pro-rated bonus payout will equal $58,000.

(b) Equity Compensation. During the Consulting Period, all of Executive’s stock options (other than the Cancelled Options) and restricted stock units shall continue to vest on the same schedule as if Executive had remain employed with the Company. At the end of the Consulting Period, the remaining unvested stock options and restricted stock units shall have their vesting accelerated 100%. At the end of the Consulting Period, all of Executive’s then outstanding stock options shall have their post-termination exercise period adjusted to the earlier of (i) the original maximum term of the stock option, or (ii) the two-year anniversary of the Termination Date.

(c) Premature Termination of Consulting Period. In the event that during but prior to the end of the Consulting Period Executive materially breaches his obligations under this Agreement, the Consulting Period shall terminate prior to the end of the Consulting Period, and Executive shall not receive further cash payments, equity vesting, or the extension of the post-termination exercise period of the then outstanding stock options. In the event of Executive’s death or Disability prior to the end of the Consulting Period, Executive (or his estate) shall continue to receive payments, equity acceleration and the extension of the post-termination exercise period of any then outstanding options the same as if Executive had remained as a consultant through the end of the Consulting Period.

6. Termination of Management Continuity Agreement. Executive’s Management Continuity Agreement is hereby terminated and without further force and effect.

7. Conditional Nature of Consulting Payments and Equity Compensation Benefits.

(a) Noncompete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the Consulting Period, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the consulting payments and equity compensation benefits set forth in Section 5 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in competition with the Company during the Consulting Period and for a period of eighteen (18) months afterwards. Notwithstanding the foregoing, Executive may, without violating this Section 7, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in competition with the Company where the number of shares of such corporation’s capital stock that are owned by Executive represent less than two percent of the total number of shares of such corporation’s capital stock outstanding.

(b) Non-Solicitation. During the Consulting Period and for a period of eighteen (18) months afterwards, Executive agrees and acknowledges that right to receive or retain the consulting payments and equity compensation benefits set forth in Section 5 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment with the Company. Notwithstanding the foregoing, the Company agrees that Executive may provide references upon the request of departing Company employees without violating this Section 7(b).

(c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(d) Remedy for Breach. Upon any breach of this section by Executive, all consulting payments and benefits pursuant to this Agreement shall immediately cease and any stock options and restricted stock units then held by Executive shall immediately terminate and be without further force and effect, and that shall be the sole remedy available to the Company for such breach, except that the Company may pursue injunctive relief for breach of the non-solicit and in the event of such breach shall be entitled to recovery of consulting payments and benefits (including related equity gains) previously provided to Executive.

8. Internal Revenue Code Section 409A.

(a) Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that becomes payable under this Agreement by reason of Executive’s termination of employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), and any final regulations and Internal Revenue Service guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of Executive’s termination (other than a termination due to death), then the severance payable to Executive, if any, under this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following Executive’s termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of the termination, when they shall be paid in full. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Payments for purposes of clause (ii) above.

(c) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9. Costs. Except as noted in the following sentence, the Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement. The Company agrees to pay or reimburse Executive’s reasonable legal fees in connection with entering into this Agreement up to a maximum of $5,000.

10. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12. Arbitration.

(a) General. The Parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from this Agreement or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration shall be held in Santa Clara County, California. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

13. Entire Agreement. This Agreement, along with the Proprietary Information Agreement previously entered into by and between the Company and Executive, the Indemnification Agreement by and between the Company and Executive, and the agreements relating to Executive’s Equity Compensation (as modified hereby) represent the entire agreement and understanding between the Company and Executive concerning Executive’s transition, termination and consulting arrangements with the Company.

14. Successors and Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control, as defined herein) to the business or all or substantially all of the assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons directly or indirectly acquiring the business or all or substantially all of the assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

For the purposes of this Agreement “Change of Control” is defined as the occurrence of any of the following events: (i) any merger or consolidation that results in the voting securities of the Company, outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company, or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company,; (iii) the complete liquidation or dissolution of the Company; or (iv) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company, representing 50% or more of the combined voting power of the Company‘s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company.

15. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Compensation Committee of the Company.

16. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

17. Effective Date. This Agreement is effective immediately after it has been signed by both Parties.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: February 2, 2010	/s/ James Fieberger

James Fieberger
Dated: February 2, 2010	/s/ John East

John C. East

EXHIBIT A

ACTEL CORPORATION/JOHN C. EAST

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Actel Corporation (the “Company”), and John C. East (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Transition Agreement by and between Company and Employee (the “Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Employee’s employment from the Company terminated on       (the “Termination Date”).

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information Agreement by and between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Agreement.

13. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

14. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16. Entire Agreement. This Agreement, along with the Proprietary Information Agreement and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

17. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the CEO of the Company.

18. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

19. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Actel Corporation

Dated: , 20	By

John C. East, an individual
Dated: , 20